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                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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      14a-6(e)(2))

[ ]   Definitive Proxy Statement

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[X]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           COMMUNITY BANCSHARES, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    (Community Bancshares, Inc., letterhead)

                                 April 26, 1999


Dear Stockholder:

Thank you for your support and the resounding endorsement given to your directors and management in the recent proxy vote. An overwhelming majority, those holding 85% of the shares voted, cast ballots in favor of the company's current directors. We are gratified by your expressions of faith in our past performance, our current policies and our future course.

As you are no doubt aware, the recent weeks have been difficult ones for the leadership of your company because of the nature of the personal attacks by a disgruntled few. We hope and believe, in the best interests of your company, that those difficulties are behind us. We are forging ahead with the hope that all shareholders will continue to work for the good of the company, protecting and enriching the value of your investment.

You have a right to be proud of your company.

Community Bancshares, Inc. is currently the eighth largest bank holding company in Alabama. We started 15 years ago with one bank office and $38 million in assets. Today we have 30 bank offices, 12 finance offices and an insurance agency with more than $600 million in total assets. Our stock price is up and our dividends have increased. We are on the move. We believe that your company is on the right track for continued growth.

We feel certain that our policy of independent, locally-operated, community-centered banks is a major contributor to our success. But we are equally certain that we could not have achieved the present position in the competitive marketplace without the cooperation and support of our shareholders, employees and customers. We, the directors and management of your company, re-commit ourselves to continuing to work hard to sustain the support and respect you have given to us. We are dedicated to being good stewards of your money and your investment.

We take comfort that you, our friends, neighbors and fellow investors, are standing with us, facing the future together.

Sincerely,

/s/ Kennon R. Patterson, Sr.
Chairman and Chief Executive Officer

CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") solicited proxies for the 1999 Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies were voted against proposals presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated:
Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop
K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.